As filed with the Securities and Exchange Commission on October 11, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________
AVON PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York	2884	13-0544597
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification Number)
_____________________
777 Third Avenue
New York, New York 10017-1037
(914) 935-2000
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)
_____________________
601 Midland Avenue
Rye, New York 10580
Avon Products, Inc.
General Counsel
(914) 935-2000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
_____________________
With a copy to
White & Case LLP
1155 Avenue of the Americas
Daniel Nam
New York, New York 10036
(212) 819-8200
_____________________
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
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If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ¨

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ¨
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ¨
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ¨
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer  ☒                              Accelerated filer ¨
Non-accelerated filer (Do not check if a smaller reporting company) ¨    Smaller reporting company ¨
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Offering Price	Amount of Registration Fee
Primary Offering by Avon Products, Inc.
Common Stock, par value $0.25 per share	(1)	(1)	(1)	(1)
Preferred Stock, par value $1.00 per share	(1)	(1)	(1)	(1)
Debt Securities	(1)	(1)	(1)	(1)
Depositary Shares	(1)	(1)	(1)	(1)
Warrants	(1)	(1)	(1)	(1)
Guarantees of Debt Securities	(1)	(1)	(1)	(1)
Units (2)	(1)	(1)	(1)	(1)
Secondary Offering by Selling Securityholders
Series C Preferred Stock, par value $1.00 per share	435,000(3)	$1,000	$435,000,000	$50,416.50(4)
Common Stock, par value $0.25 per share	87,000,000(5)	—	—	(6)
Common Stock, par value $0.25 per share	26,311,940(7)	$5.59(8)	$147,083,744.60	$17,047.01
Common Stock, par value $0.25 per share	(1)	(1)	(1)	(1)
Series D Preferred Stock, par value $1.00 per share	142,800(9)	$1,000	$142,800,000	$16,550.52
TOTAL				$84,014.03
____________

(1)
An unspecified aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued or sold at unspecified prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fees.

(2)	Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(3) 435,000 shares of Series C Preferred Stock are being registered hereunder, which were issued by the registrant in a private offering on March 1, 2016.
(4) Calculated pursuant to Rule 457(o) promulgated under the Securities Act and based on the filing fee of $115.90 per $1,000,000 of securities registered.
(5) Estimated based on the total number of shares of common stock issuable upon conversion of the Series C Preferred Stock as of March 1, 2016. Each share of Series C Preferred Stock is initially convertible into common stock, at the option of the holder, at a conversion rate of 200 shares of common stock per share of Series C Preferred Stock. Pursuant to Rule 416 under the Securities Act (“Rule 416”), the common stock offered hereby shall be deemed to cover additional securities to be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions (pursuant to the conversion adjustments described in the attached prospectus). Adjustments to the conversion rate resulting from the issuance of additional shares that are not addressed by Rule 416 will be covered by a separate registration statement or post-effective amendment to this registration statement.

(6)
No separate consideration will be received for the shares of common stock issuable upon conversion of the Series C Preferred Stock, and, therefore, no registration fee for those shares is required pursuant to Rule 457(i) under the Securities Act.

(7)	Estimated based on the total number of shares of common stock issuable to holders of Preferred Stock in lieu of a cash dividend payment.

(8)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the registrant’s common stock on the New York Stock Exchange on October 4, 2016.

(9)	Estimated based on the total number of shares of Series D Preferred Stock issuable to holders of Series C Preferred Stock in lieu of a cash dividend payment.

PROSPECTUS
A V O N
Avon Products, Inc.
Common Stock
Preferred Stock
Debt Securities
Depositary Shares
Warrants
Guarantees of Debt Securities
Units
Series C Preferred Stock by the Selling Securityholders
Common Stock by the Selling Securityholders
Series D Preferred Stock by the Selling Securityholders
____________________
We may offer from time to time common stock, preferred stock, debt securities, depositary shares, warrants, guarantees of debt securities or units. In addition, the selling securityholders identified in this prospectus and such additional selling securityholders as may be named in one or more prospectus supplements (collectively, the “selling securityholders”) may offer and sell our Series C Preferred Stock, common stock or Series D Preferred Stock from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered. The preferred stock and debt securities may be convertible into or exchangeable for our common stock or other securities. This prospectus provides you with a general description of those securities. The specific terms of securities being offered and sold will be provided in supplements to this prospectus. You should carefully read this prospectus and the applicable prospectus supplement before you invest.
Avon Products, Inc.’s common stock, par value $0.25 per share (“Common Stock”), is listed on the New York Stock Exchange (“NYSE”) under the symbol “AVP”. On October 10, 2016, the closing price of our Common Stock as reported on the NYSE was $6.16 per share.
____________________

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS AND THOSE CONTAINED AND INCORPORATED BY REFERENCE HEREIN OR IN ANY APPLICABLE PROSPECTUS SUPPLEMENT OR ANY APPLICABLE FREE WRITING PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION.
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Prospectus dated October 11, 2016

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ABOUT THIS PROSPECTUS
In this prospectus, references to “Avon,” the “Company,” “we,” “us,” “our” and similar terms mean, unless the context otherwise indicates, Avon Products, Inc. and its majority, wholly owned and controlled subsidiaries.
This prospectus is part of an automatically effective registration statement filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we and/or the selling securityholders may sell any combination of the securities described in this prospectus in one or more offerings in amounts and with prices and other terms to be determined. This prospectus provides you with a general description of the securities we and/or the selling securityholders may offer. Each time we and/or the selling securityholders sell securities pursuant to this prospectus, you will be provided with this prospectus and a prospectus supplement containing specific information about the securities being offered and the terms of that offering. The prospectus supplement may also add, update, or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between this prospectus and any applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus, any applicable prospectus supplement and any related pricing supplement and free writing prospectus, together with the additional information incorporated by reference into this prospectus as described under the heading “Incorporation of Certain Information by Reference,” before investing in the securities.
We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any applicable free writing prospectus prepared by or on behalf of the offerors of any securities or to which the offerors of any securities have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate, nor do this prospectus and any applicable prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in or incorporated by reference in this prospectus or any applicable prospectus supplement or in any applicable free writing prospectus is accurate as of any date other than their respective dates.
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
Statements in this prospectus that are not historical facts or information may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation,” “could,” “will,” “would” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions, expectations, plans and forecasts regarding the Company's current or future results and future business and economic conditions more generally. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

▪
our ability to improve our financial and operational performance and execute fully our global business strategy, including our ability to implement the key initiatives of, and/or realize the projected benefits (in the amounts and time schedules we expect) from, our transformation plan, stabilization strategies, cost savings initiatives, restructuring and other initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, sales and operation planning process, outsourcing strategies, Internet platform and technology strategies including e-commerce, marketing and advertising strategies, information technology and related system enhancements and cash management, tax, foreign currency hedging and risk management strategies, and any plans to invest these projected benefits ahead of future growth;

▪	our ability to achieve the anticipated benefits of our strategic partnership with Cerberus Capital Management, L.P. (“Cerberus”);

▪
our broad-based geographic portfolio, which is heavily weighted towards emerging markets, a general economic downturn, a recession globally or in one or more of our geographic regions or markets, such as Brazil, Mexico or Russia, or sudden disruption in business conditions, and the ability to withstand an economic downturn, recession, cost inflation, commodity cost pressures, economic or political instability (including fluctuations in foreign exchange rates), competitive or other market pressures or conditions;

▪	the effect of economic factors, including inflation and fluctuations in interest rates and foreign currency exchange rates;

▪	the possibility of business disruption in connection with our transformation plan, stabilization strategies, cost savings initiatives, or restructuring and other initiatives;

▪
our ability to reverse declining revenue, margins and net income, and to achieve profitable growth, particularly in our largest markets, such as Brazil, and developing and emerging markets, such as Mexico and Russia;

▪
our ability to improve working capital and effectively manage doubtful accounts and inventory and implement initiatives to reduce inventory levels, including the potential impact on cash flows and obsolescence;

▪
our ability to reverse declines in active Representatives (as defined herein), to enhance our sales leadership programs, to generate Representative activity, to increase the number of consumers served per Representative and their engagement online, to enhance branding and the Representative and consumer experience and increase Representative productivity through field activation and segmentation programs and technology tools and enablers, to invest in the direct-selling channel, to offer a more social selling experience, and to compete with other direct-selling organizations to recruit, retain and service Representatives and to continue to innovate the direct-selling model;

▪
general economic and business conditions in our markets, including social, economic and political uncertainties, such as in Russia and Ukraine, and any potential sanctions, restrictions or responses to such conditions imposed by other markets in which we operate;

▪
developments in or consequences of any investigations and compliance reviews, and any litigation related thereto, including the investigations and compliance reviews of Foreign Corrupt Practices Act and related United States (“U.S.”) and foreign law matters in China and additional countries, as well as any disruption or adverse consequences resulting from such investigations, reviews, related actions or litigation, including the retention of a compliance monitor as required by the deferred prosecution agreement with the U.S. Department of Justice and a consent to settlement with the SEC, any changes in Company policy or procedure suggested by the compliance monitor or undertaken by the Company, the duration of the compliance monitor and whether and when the Company will be permitted to undertake self-reporting, the Company’s compliance with the deferred prosecution agreement and whether and when the charges against the Company are dismissed with prejudice;

▪
the effect of political, legal, tax, including changes in tax rates, and other regulatory risks imposed on us abroad and in the U.S., our operations or our Representatives, including foreign exchange, pricing, data privacy or other restrictions, the adoption, interpretation and enforcement of foreign laws, including in jurisdictions such as Brazil and Russia, and any changes thereto, as well as reviews and investigations by government regulators that have occurred or may occur from time to time, including, for example, local regulatory scrutiny;

▪	competitive uncertainties in our markets, including competition from companies in the consumer packaged goods industry, some of which are larger than we are and have greater resources;

▪
the impact of the adverse effect of volatile energy, commodity and raw material prices, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

▪	our ability to attract and retain key personnel;

▪
other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations, large-scale power outages and similar events;

▪
key information technology systems, process or site outages and disruptions, and any cyber security breaches, including any security breach of our systems or those of a third-party provider that results in the theft, transfer or unauthorized disclosure of Representative, customer, employee or Company information or compliance with information security and privacy laws and regulations in the event of such an incident which could disrupt business operations, result in the loss of critical and confidential information, and adversely impact our reputation and results of operations, and related costs to address such malicious intentional acts and to implement adequate preventative measures against cyber security breaches;

▪	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

▪	any changes to our credit ratings and the impact of such changes on our financing costs, rates, terms, debt service obligations, access to lending sources and working capital needs;

▪	the impact of our indebtedness, our access to cash and financing, and our ability to secure financing or financing at attractive rates and terms and conditions;

▪
the impact of a continued decline in our business results, which includes the impact of any adverse foreign exchange movements, significant restructuring charges and significant legal settlements or judgments, on our ability to comply with certain covenants in our revolving credit facility;

▪
the impact of the transfer of certain pension obligations in connection with the separation (the “Separation”) of the North America business into New Avon LLC (“New Avon”) and the impact of possible pension funding obligations, increased pension expense and any changes in pension standards and regulations or interpretations thereof on our cash flow and results of operations;

▪
our ability to successfully identify new business opportunities, strategic alliances and strategic alternatives and identify and analyze alliance candidates, secure financing on favorable terms and negotiate and consummate alliances;

▪	disruption in our supply chain or manufacturing and distribution operations;

▪	the quality, safety and efficacy of our products;

▪	the success of our research and development activities;

▪	our ability to protect our intellectual property rights, including in connection with the Separation;

▪	our ability to repurchase our Series C Preferred Stock, par value $1.00 (the “Series C Preferred Stock”), in connection with a change of control; and

▪	the risk of an adverse outcome in any material pending and future litigation or with respect to the legal status of Representatives.
Additional information identifying such factors is contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, and other reports and documents we file with the SEC. We undertake no obligation to update any forward-looking statements.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room maintained by the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings will also be available to you on the SEC's website at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.
Copies of any of the filings incorporated by reference into this prospectus are also available, without charge, upon written or oral request, from Investor Relations, Avon Products, Inc., 601 Midland Avenue, Rye, New York 10580 or by sending an email to investor.relations@avon.com or by calling (212) 282-5320. Information about us is also available on our web site at www.avon.com. Information on our web site is not incorporated by reference into this prospectus and therefore is not part of this prospectus.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows the “incorporation by reference” of the information filed by us with the SEC into this prospectus, which means that important information can be disclosed to you by referring you to those documents. Those documents that are filed prior to the date of this prospectus are considered part of this prospectus, and those documents that are filed after the date of this prospectus and prior to the sale of securities to you pursuant to this prospectus will be considered a part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. The documents listed below are incorporated by reference herein:

1.	our Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 23, 2016;

2.	the information responsive to Part III of Form 10-K for the year ended December 31, 2015 provided in our Definitive Proxy Statement filed on April 15, 2016;

3.	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed on May 5, 2016 and August 2, 2016, respectively;

4.
our Current Reports on Form 8-K filed on January 7, 2016, January 21, 2016, February 11, 2016, March 1, 2016, March 7, 2016, March 14, 2016, March 15, 2016, March 28, 2016, April 13, 2016, April 15, 2016, May 5, 2016, May 26, 2016, August 2, 2016, August 16, 2016, September 8, 2016 and October 11, 2016;

5.
the description of our common stock contained in the Registration Statement on Form 8-A dated March 18, 1998, filed with the SEC to register such securities under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

6.
all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before termination of the offering under this prospectus and any applicable prospectus supplement.

Any reports filed by us with the SEC on or after the date of this prospectus and before the date that the offering of any securities by means of this prospectus and any applicable prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference into this prospectus. Notwithstanding the above, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. To obtain copies of these filings, see “Where You Can Find More Information.”
AVON PRODUCTS, INC.
We are a global manufacturer and marketer of beauty and related products. Our business is conducted primarily in the direct-selling channel. During 2015, we had sales operations in 57 countries and territories, and distributed products in 15 more. Effective January 1, 2016, our reportable segments are based on geographic operations in four regions: Europe, Middle East & Africa; South Latin America; North Latin America; and Asia Pacific. On March 1, 2016, we separated our North America business into New Avon LLC, a privately-held company majority owned by an affiliate of Cerberus and managed by a board of managers designated by Avon and an affiliate of Cerberus. We retained a 19.9% ownership interest in New Avon LLC.
Our product categories are Beauty and Fashion & Home. Beauty consists of skincare (which includes personal care), fragrance and color (cosmetics). Fashion & Home consists of fashion jewelry, watches, apparel, footwear, accessories, gift and decorative products, housewares, entertainment and leisure products, children’s products and nutritional products. Sales are made to the ultimate consumer principally through direct selling by representatives, who are independent contractors and not our employees (“Representatives”). As of December 31, 2015, we had nearly 6 million active Representatives, which represents the number of Representatives submitting an order in a sales campaign, totaled for all campaigns during the year and then divided by the number of campaigns. The success of our business is highly dependent on recruiting, retaining and servicing our Representatives.
Our principal executive offices are located at 777 Third Avenue, New York, New York 10017-1037, and our telephone number is (914) 935-2000.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risk factors described below as well as the risk factors contained in Item 1A of our most recent Annual Report on Form 10-K and under the caption “Risk Factors” or any similar caption in any subsequent filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of which is incorporated by reference, and those risk factors that may be included or incorporated by reference under the caption “Risk Factors” in any applicable prospectus supplement, together with all of the other information included in this prospectus, any applicable prospectus supplement or any applicable free writing prospectus and the documents we incorporate by reference before making an investment decision. These risks could materially affect our business, results of operations or financial condition and cause the value of the securities offered to decline. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.
Risks Related to the Series C Preferred Stock and the Series D Preferred Stock
The preferred stock will rank junior to all of Avon’s and its subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding-up.
In the event of bankruptcy, liquidation or winding-up, our assets will be available to pay obligations on the Series C Preferred Stock and the Series D Preferred Stock, par value $1.00 per share (the “Series D Preferred Stock” and, together with the Series C Preferred Stock, the “Preferred Stock”) only after all of our liabilities have been paid. In addition, the Preferred Stock effectively ranks junior to all existing and future liabilities of our subsidiaries. The rights of holders of the Preferred Stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors. In the event of bankruptcy, liquidation or winding-up, there may not be sufficient assets remaining, after paying our liabilities and our subsidiaries’ liabilities, to pay amounts due on the Preferred Stock.

An active trading market for the Preferred Stock does not exist and may not develop.
The Preferred Stock has no established trading market and is not listed on any securities exchange. Investors seeking liquidity will be limited to selling their shares of Preferred Stock in the secondary market. We cannot assure you that an active trading market in the Preferred Stock will develop and, even if it develops, we cannot assure you that it will last. In either case, the trading price of the Preferred Stock could be adversely affected and holders’ ability to transfer shares of Preferred Stock will be limited.
The market price of the Preferred Stock will be directly affected by the market price of our Common Stock, which may be volatile.
To the extent that a secondary market for the Preferred Stock develops, we believe that the market price of the Preferred Stock will be significantly affected by the market price of our Common Stock. We cannot predict how shares of our Common Stock will trade in the future. This may result in greater volatility in the market price of the Preferred Stock than would be expected for preferred stock.
The market price of our Common Stock will likely fluctuate in response to a number of factors, including the following:

▪	variations in operating results;

▪	developments in connection with any investigations or litigations;

▪	changes in our credit ratings;

▪	economic conditions and volatility in the financial markets;

▪	announcements or significant developments in connection with our business and with respect to beauty and related products or the beauty industry in general;

▪	actual or anticipated variations in our quarterly or annual financial results;

▪	unsolicited takeover proposals, proxy contests or other shareholder activism;

▪	governmental policies and regulations;

▪	estimates of our future performance or that of our competitors or our industries;

▪	general economic, political, and market conditions;

▪	market rumors; and

▪	factors relating to competitors.
The trading price of our Common Stock has been, and could in the future continue to be, subject to significant fluctuations. Broad market fluctuations may adversely affect the market prices of our Common Stock, and, in turn, the Preferred Stock. In addition, we expect that the market price of the Preferred Stock will be influenced by yield and interest rates in the capital markets and our perceived creditworthiness.
There may be future sales or other dilution of our equity, which may adversely affect the market price of our Common Stock or the Preferred Stock and may negatively impact the holders’ investment.
Except in certain circumstances, which may require the consent of Cerberus, we are not restricted from issuing additional shares of Common Stock or Preferred Stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or Preferred Stock or any substantially similar securities. The market price of our Common Stock or Preferred Stock could decline as a result of sales of a large number of shares of Common Stock or Preferred Stock or similar securities in the market or the perception that such sales could occur. For example, if we issue preferred stock in the future that has a preference over our Common Stock with respect to the payment of dividends or upon our liquidation, dissolution or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of our Common Stock, the rights of holders of our Common Stock or the market price of our Common Stock could be adversely affected.
In addition, in certain circumstances, each share of Series C Preferred Stock is convertible at the option of the holders into Common Stock, subject to a conversion cap. The conversion of some or all of the Series C Preferred Stock will dilute the ownership interest of our existing common stockholders. Any sales in the public market of our Common Stock issuable upon such conversion could adversely affect prevailing market prices of the outstanding shares of our Common Stock and Series C Preferred Stock. In addition, the existence of our Series C Preferred Stock may encourage short selling or arbitrage trading activity by market participants because the conversion of our Series C Preferred Stock could depress the price of our equity securities. As noted above, a decline in the market price of the Common Stock may negatively impact the market price for the Series C Preferred Stock.
The Series C Preferred Stock is subject to conversion at our option in certain circumstances, based on the trading price of our Common Stock.
If the volume-weighted average price per share of Common Stock is greater than 200% of the then-applicable conversion price of the Series C Preferred Stock for at least thirty consecutive trading days, we will be entitled, but not required, to convert the Series C Preferred Stock, in whole but not in part, into consideration of Common Stock equal to the consideration the holder would have received upon a conversion commenced by the holder at such time. Following any such conversion, a holder will no longer be entitled to the dividend or other rights associated with the converted Series C Preferred Stock.
The Series C Preferred Stock may only be redeemed at the option of the holder in limited circumstances.
The shares of Series C Preferred Stock, unlike indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series C Preferred Stock may be required to bear the financial risks of an investment in the Series C Preferred Stock for an extended period of time, except upon the occurrence of certain change of control events. See “Description of Securities—Series C Preferred Stock—Redemption Rights.”
 The Preferred Stock has not been rated.
The Preferred Stock has not been rated by any nationally recognized statistical rating organization. This may affect the market price of the Preferred Stock.
We are obligated to redeem the Series D Preferred Stock within seven years of the issue date.
At any time, but not later than on the seventh anniversary of the issue date of Series D Preferred Stock, we will redeem all of the outstanding shares of the Series D Preferred Stock at a redemption price per share of Series D Preferred Stock equal to the stated value thereof, which shall be payable, at our option, in cash, in shares of Common Stock, if certain conditions are satisfied, or in a combination thereof.
Terms of our debt agreements and New York law may restrict us from making cash payments with respect to the Preferred Stock.
Quarterly dividends and cash payments upon conversion, redemption or repurchase of the Preferred Stock will be paid only if payment of such amounts is not prohibited by our existing or future debt agreements and assets are legally available under the New York Business Corporation Law to pay such amounts. Quarterly dividends will be paid only if such dividends are declared by our board of directors (the “Board”). The Board is not obligated or required to declare quarterly dividends even if we have funds available for such purposes.
Our existing credit agreement limits our ability to pay cash dividends on our capital stock, including the Preferred Stock, and our ability to make any cash payment upon conversion, redemption or repurchase of the Preferred Stock. Any debt agreements that we enter into in the future may limit our ability to pay cash dividends on our capital stock, including the Preferred Stock, and our ability to make any cash payment upon conversion, redemption or repurchase of the Preferred Stock.
Under applicable New York law, a New York corporation may declare and pay dividends or make other distributions in cash, bonds or property, including the shares or bonds of other corporations, on its outstanding shares, except when the corporation is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in its certificate of incorporation.
 The conversion rate of the Series C Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Series C Preferred Stock or the Common Stock issuable upon conversion of the Series C Preferred Stock.
The number of shares of our Common Stock that holders are entitled to receive upon conversion of a share of Series C Preferred Stock is subject to adjustment for certain events arising from increases in dividends or distributions in Common Stock, subdivisions, splits and combinations of Common Stock, certain issuances of stock purchase rights, options or warrants distributed in connection with a stockholder rights plan, self-tender offers and exchange offers, cash dividends or distributions, and certain other actions by us that modify our capital structure. See “Description of Securities—Series C Preferred Stock—Anti-Dilution Adjustments.” We will not adjust the conversion rate for other events, including the issuance of Common Stock pursuant to plans for reinvestment of dividends or interest, options or rights to purchase such shares pursuant to benefit plans or employee agreements, any option, warrant, right, or exercisable, exchangeable or convertible security or for a change in the par value of the Common Stock. There can be no assurance that an event that adversely affects the value of the Series C Preferred Stock, but does not result in an adjustment to the conversion rate, will not occur. Further, if any of these other events adversely affects the market price of our Common Stock, it may also adversely affect the market price of the Series C Preferred Stock. In addition, we are not restricted from offering Common Stock in the future or engaging in other transactions that may dilute our Common Stock.
If our Common Stock is delisted, your ability to transfer or sell your shares of Preferred Stock, or Common Stock upon conversion or as a dividend payment, may be limited and the market value of the Preferred Stock will be materially adversely affected.
The terms of the Preferred Stock do not protect you if our Common Stock is delisted. Because the Series C Preferred Stock has no stated maturity date, holders may be forced to elect between converting their shares of the Series C Preferred Stock into illiquid shares of our Common Stock or holding their shares of Series C Preferred Stock and receiving stated dividends on the stock when, as and if authorized by the Board and declared by us with no assurance as to ever receiving the liquidation preference. In respect of the Series D Preferred Stock, until it is redeemed on the seventh anniversary of its issuance, holders may be forced to hold their shares of Series D Preferred Stock and receive stated dividends on the stock when, as and if authorized by the Board and declared by us with no assurance as to ever receiving the liquidation preference. Accordingly, if the Common Stock is delisted, the holders’ ability to transfer or sell their shares of Preferred Stock, or Common Stock upon conversion or as a dividend payment, may be limited and the market value of the Preferred Stock will be materially adversely affected.
Holders of the Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”
Distributions paid to corporate U.S. holders of the Preferred Stock (or the Common Stock) may be eligible for the dividends-received deduction, and distributions paid to non-corporate U.S. holders of the Preferred Stock (or the Common Stock) may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Preferred Stock (or the Common Stock) to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.” If any distributions on the Preferred Stock (or the Common Stock) with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, the market value of the Preferred Stock (or the Common Stock) may decline.
Holders may have to pay taxes if we make distributions of additional Common Stock (or Series D Preferred Stock) on the Preferred Stock, even if holders do not receive any cash.
We may make distributions on the Preferred Stock in the form of additional shares of Common Stock (and, in the case of the Series C Preferred Stock, in the form of Series D Preferred Stock), rather than in cash. Distributions on the Preferred Stock in the form of additional shares of Common Stock (and, in the case of the Series C Preferred Stock, in the form of Series D Preferred Stock), may, under certain circumstances, be taxable in the same manner as cash distributions. In such a case, a holder’s tax liability may exceed the cash such holder receives from the Preferred Stock. Thus, holders of the Preferred Stock would be required to use funds from other sources to satisfy their tax liabilities arising from their ownership of the Preferred Stock and Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) of the Preferred Stock would have received a distribution subject to U.S. federal withholding tax. Please consult your independent tax advisor and read “Material U.S. Federal Income Tax Considerations” regarding the U.S. federal income tax consequences of distributions on the Preferred Stock.
Holders may have to pay taxes if we adjust the conversion rate of the Series C Preferred Stock in certain circumstances, even though holders would not receive any cash.
We will adjust the conversion rate of the Series C Preferred Stock in certain circumstances, including, but not limited to, the payment of certain cash distributions with respect to the Common Stock. Upon certain adjustments to (or certain failures to make adjustments to) the conversion rate, holders may be treated as having received a constructive distribution from us, resulting in taxable income to them for U.S. federal income tax purposes, even though holders would not receive any cash in connection with the adjustment to (or failure to adjust) the conversion rate and even though holders might not exercise their conversion right. In addition, Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) of the Series C Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax. Please consult your independent tax advisor and read “Material U.S. Federal Income Tax Considerations” regarding the U.S. federal income tax consequences of an adjustment to the conversion rate of the Series C Preferred Stock.

DESCRIPTION OF SECURITIES
The following description may not contain all of the information that is important to you. To understand them fully, you should read our restated certificate of incorporation, the certificates of amendment of our certificate of incorporation and our bylaws, each of which are filed with the SEC and are exhibits to the registration statement of which this prospectus is a part.
Authorized Capitalization
Our authorized capital stock consists of 1,500,000,000 shares of Common Stock, par value $0.25 per share, and 25,000,000 shares of Preferred Stock, par value $1.00 per share.
Common Stock
As of June 30, 2016, 437,019,165 shares of common stock, par value $0.25 per share, were issued and outstanding. The shares of authorized Common Stock of the Company shall be identical in all respects and shall have equal rights and privileges. For additional details concerning our Common Stock, see the description of our Common Stock contained in our Registration Statement on Form 8-A dated March 18, 1998, filed with the SEC to register such securities under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
Series C Preferred Stock

On February 26, 2016, we filed with the Department of State of the State of New York an amendment to our Certificate of Incorporation regarding the Series C Preferred Stock (the “Series C Certificate of Amendment”), establishing the designation, preferences, privileges, voting powers and relative, participating, optional or other special rights, and any qualifications, limitations and restrictions, in each case of the Series C Preferred Stock. For additional details concerning our Series C Preferred Stock, see the description of our Series C Preferred Stock contained in the Series C Certificate of Amendment included in Exhibit 3.1 to our Current Report on Form 8-K dated March 7, 2016, filed with the SEC, including any amendment or report filed for the purpose of updating such description.
Designation and Amount
The number of authorized shares constituting the Series C Preferred Stock is 435,000. Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series C Preferred Stock.
Voting Rights
The holders of shares of Series C Preferred Stock shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of the holders of Common Stock (together with any other class or series of capital stock then entitled to vote with the Common Stock), except as prohibited by applicable law. Each holder shall be entitled to the number of votes equal to the largest number of whole shares of Common Stock into which all shares of Series C Preferred Stock held of record by such holder could then be converted at the record date for the determination of stockholders entitled to vote or consent on such matters or, if no such record date is established, at the date on which such vote or consent is taken or any written consent of stockholders is first executed. The holders shall be entitled to notice of any meeting or action by written consent of holders of Common Stock as if they were holders of Common Stock.
Dividend Rights
The holders of shares of Series C Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends and distributions paid in cash on the shares of Common Stock as if the shares of Series C Preferred Stock then outstanding were converted into shares of Common Stock immediately prior to each applicable record date (the “Series C Participating Dividends”). Series C Participating Dividends shall be payable when, as and if declared by the Board, provided that Series C Participating Dividends shall be payable on the same terms and on the same date as the applicable dividend is paid to the holders of Common Stock.
In addition to those dividend rights, cumulative preferred dividends will accrue daily on the Series C Preferred Stock and will be payable at the rate of 1.25% per quarter (net of any Series C Participating Dividends and subject to increase up to 5.00% per quarter if the Company breaches certain obligations) (“Series C Preferred Dividends”). Except to the extent not otherwise previously paid in accordance with the terms of the Series C Certificate of Amendment, Series C Preferred Dividends will be payable on the seventh anniversary of the issuance date of the Series C Preferred Stock as and when declared by the Board and at the end of each quarter thereafter. Accrued and unpaid Series C Preferred Dividends may be paid in cash, in shares of the Company’s non-voting, non-convertible Series D Preferred Stock, as established in the Series D Certificate of Amendment (as defined herein) or, subject to certain conditions, in shares of Common Stock.
Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series C Preferred Stock shall, with respect to each share, be entitled to receive the greater of (i) the stated value per share of Series C Preferred Stock, plus, without duplication, an amount equal to any dividends or distributions payable thereon as described above in “—Dividend Rights” and remaining unpaid thereon and (ii) at any time, the payment such holders would have received had such holders, immediately prior to such liquidation, dissolution or winding up, converted such shares of Series C Preferred Stock into shares of Common Stock at the applicable conversion price , in each case under clause (i) or (ii), out of assets legally available therefor before any payment or distribution of any assets of the Company shall be made or set apart for holders of any junior stock. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.
Conversion Rights
Each holder of shares of Series C Preferred Stock shall have the right, at any time and from time to time, at such holder’s option, to convert any or all of such holder’s shares of Series C Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock at the applicable conversion price. The initial conversion price per share of Series C Preferred Stock is $5.00.
Anti-Dilution Adjustments
The conversion price of the Series C Preferred Stock will be subject to adjustment, without duplication, under certain circumstances. However, the Company shall not make any adjustment to the conversion price in respect of dividends or distributions that would otherwise trigger an adjustment to the extent a holder participates in such dividends or distributions equally and ratably on an as-converted basis for the shares of Series C Preferred Stock held by such holder.
Redemption Rights
Upon certain change of control events involving the Company, holders of Series C Preferred Stock can require the Company to repurchase the Series C Preferred Stock at either (1) an amount in cash equal to 100% of the liquidation preference thereof plus all accrued but unpaid dividends or (2) the consideration the holders would have received if they had converted their shares of Series C Preferred Stock into Common Stock immediately prior to the change of control event.
Series D Preferred Stock
On February 26, 2016, we filed with the Department of State of the State of New York an amendment to our Certificate of Incorporation regarding the Series D Preferred Stock (the “Series D Certificate of Amendment”), establishing the designation, preferences, privileges, voting powers and relative, participating, optional or other special rights, and any qualifications, limitations and restrictions, in each case of the Series D Preferred Stock. For additional details concerning our Series D Preferred Stock, see the description of our Series D Preferred Stock contained in the Series D Certificate of Amendment included in Exhibit 3.2 to our Current Report on Form 8-K dated March 7, 2016, filed with the SEC, including any amendment or report filed for the purpose of updating such description.
Designation and Amount
The number of authorized shares constituting the Series D Preferred Stock is 400,000. Such number of shares may be increased or decreased by resolution of the Board; provided that no decrease shall reduce the number of shares of Series D Preferred Stock to a number less than the number of shares of Series D Preferred Stock then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series D Preferred Stock or payment of dividends on any outstanding securities issued by the Company payable in Series D Preferred Stock. Each share of Series D Preferred Stock shall rank equally in all respects. The Company shall not have the authority to issue fractional shares of Series D Preferred Stock.
Voting Rights
The Series D Preferred Stock does not have a right to vote in any election of directors of the Board.
Dividend Rights
Holders shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends and distributions paid in cash on the shares of Common Stock as if each share of Series D Preferred

Stock were converted into one share of Common Stock (the “Series D Participating Dividends”). Series D Participating Dividends shall be payable when, as and if declared by the Board, provided that Series D Participating Dividends shall be payable on the same terms and on the same date as the applicable dividend is paid to the holders of Common Stock.
In addition to those dividend rights, cumulative preferred dividends will accrue daily on the Series D Preferred Stock and will be payable at the rate of 1.25% per quarter (net of any Series D Participating Dividends and subject to increase up to 5.00% per quarter if the Company breaches certain obligations) (“Series D Preferred Dividends”). Except to the extent not otherwise previously paid in accordance with the terms of the Series D Certificate of Amendment, Series D Preferred Dividends will be payable on the seventh anniversary of the issuance date of the Series D Preferred Stock as and when declared by the Board. Accrued and unpaid Series D Preferred Dividends may be paid in cash or, subject to certain conditions, in shares of Common Stock.
Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders shall, with respect to each share of Series D Preferred Stock held by each such holder, be entitled to receive the stated value per share of Series D Preferred Stock out of assets legally available therefor before any payment or distribution of any of our assets shall be made or set apart for holders of any junior stock. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of our affairs.
Mandatory Redemption
At any time but not later than the seventh anniversary of the issue date of Series D Preferred Stock, the Company will redeem all of the outstanding shares of Series D Preferred Stock at a redemption price per share of Series D Preferred Stock equal to the stated value thereof, which shall be payable, at the Company’s option, in cash, in shares of Common Stock, if certain conditions are satisfied, or in a combination thereof.
Other Securities
We and/or the selling securityholders may also sell, from time to time, in one or more offerings, the following securities:
▪    common stock;
▪    preferred stock;
▪    debt securities;
▪    depositary shares;
▪    warrants;
▪    guarantees of debt securities; and
▪    units.
We will set forth in the applicable prospectus supplement or other offering material a description of the common stock, preferred stock, debt securities, depositary shares, warrants, guarantees of debt securities and units, which may be offered under this prospectus. Any preferred stock or debt securities may be convertible into or exchangeable for our common stock or other securities. The terms of the offering of securities, including the initial offering price and the net proceeds to us, will be contained in the applicable prospectus supplement or other offering material relating to such offer. You should carefully read this prospectus and any applicable prospectus supplement or other offering material before you invest in any of our securities.
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods indicated:

	Six Months Ended June 30,	Years Ended December 31,
	2016	2015	2014	2013	2012	2011
Consolidated Ratios of Earnings to Fixed Charges(1)(2)	-	1.1	2.3	2.5	3.2	6.9

(1)	Earnings were inadequate to cover fixed charges by $85.8 million for the six months ended June 30, 2016.

(2)
We currently do not have any preference securities outstanding related to our consolidated subsidiaries and we did not pay or accrue any preference dividends related to our consolidated subsidiaries during the periods presented above.

For purposes of computing the above ratios, “earnings” consist of income (loss) from continuing operations before income taxes, noncontrolling interests and cumulative effect of accounting changes, plus fixed charges and the amortization of capitalized interest. “Fixed charges” consist of interest incurred on indebtedness (which does not include interest on income taxes, which is recorded in income taxes), amortization of debt discount, fees and expenses plus one-third of the rental expense from operating leases, which management believes is a reasonable approximation of the interest component of rental expense. The ratios of earnings to fixed charges are calculated as follows:
(Income before income taxes, noncontrolling interests and cumulative effect of accounting changes) + (Fixed charges) + (Amortization of capitalized interest)
(Fixed charges)

USE OF PROCEEDS
Unless otherwise specified in a prospectus supplement or a free writing prospectus prepared in connection with an offering of securities pursuant to this prospectus, the net proceeds from sales of securities sold by us will be used for general corporate purposes, which may include retirement of debt, acquisitions, working capital, capital expenditures and other investments. In the case of a sale of securities by a selling securityholder, we will not receive any of the proceeds from such sale.
SELLING SECURITYHOLDERS
On March 1, 2016, we issued 435,000 shares of Series C Preferred Stock in a private offering to the selling securityholder. We are registering certain of the securities offered by this prospectus on behalf of the selling securityholder. References in this “Selling Securityholders” section to “selling securityholder” shall refer to the selling securityholder identified in the table below.
The selling securityholder may from time to time offer and sell pursuant to this prospectus any or all of the shares of Series C Preferred Stock listed below that have been issued to it, any or all of the shares of Common Stock issuable upon conversion of such shares of Series C Preferred Stock or paid as dividends on Preferred Stock, and any or all of the shares of Series D Preferred Stock paid as dividends on Series C Preferred Stock.
The table below sets forth the name of the selling securityholder and the number of shares of Series C Preferred Stock, Series D Preferred Stock and Common Stock that may be offered pursuant to this prospectus. In the table below, the number of shares of (x) Common Stock that may be offered pursuant to this prospectus includes (i) the total number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock based on an initial conversion rate of 200 shares of Common Stock per share of Series C Preferred Stock and (ii) the total number of shares of Common Stock issuable to holders of Preferred Stock in lieu of a cash dividend payment and

(y) Series D Preferred Stock that may be offered pursuant to this prospectus includes the total number of shares of Series D Preferred Stock issuable to holders of Series C Preferred Stock in lieu of a cash dividend payment. Such total number of issuable shares of Common Stock and Series D Preferred Stock is subject to adjustment under certain circumstances. Accordingly, the number of shares of Common Stock and Series D Preferred Stock beneficially owned and offered by the selling securityholder pursuant to this prospectus may increase or decrease from that set forth in the below table.
The information set forth below is based on information provided by or on behalf of the selling securityholder prior to the date hereof. Information concerning the selling securityholder may change from time to time. The selling securityholder may from time to time offer and sell any or all of its securities under this prospectus. Because the selling securityholder is not obligated to sell its securities, we cannot state with certainty the amount of our securities that the selling securityholder will hold upon consummation of any such sales. In addition, since the date on which the selling securityholder provided this information to us, the selling securityholder may have sold, transferred or otherwise disposed of all or a portion of its securities.

Name of Selling Securityholder	Series C Preferred Stock			Series D Preferred Stock		Common Stock
	Number of shares beneficially owned and offered hereby(1)	Number of shares owned after completion of the offering(2)	Percent of shares beneficially owned after the offering	Number of shares beneficially owned and offered hereby(3)	Number of shares owned after completion of the offering(4)	Percent of shares beneficially owned after the offering	Number of shares beneficially owned and offered hereby(5)	Number of shares owned after completion of the offering(6)	Percent of shares beneficially owned after the offering
Cleveland Apple Investor L.P.(7)	435,000	0	—	142,800	0	—	113,311,940	0	—
_________

(1)	Unless otherwise indicated, the selling securityholder may offer any or all of the Series C Preferred Stock it beneficially owns.

(2)	Assumes the sale of all shares of Series C Preferred Stock that the selling securityholder beneficially owns.
(3)	Unless otherwise indicated, the selling securityholder may offer any or all of the Series D Preferred Stock issuable to holders of Series C Preferred Stock in lieu of a cash dividend payment.
(4)	Assumes the sale of all shares of Series D Preferred Stock that the selling securityholder may beneficially own.
(5)
Unless otherwise indicated, the selling securityholder may offer any or all of the Common Stock issuable (x) upon conversion of the Series C Preferred Stock and (ii) to holders of Preferred Stock in lieu of a cash dividend payment.

(6)	Assumes the sale of all shares of Common Stock that the selling securityholder may beneficially own.

(7)
Reflects securities held by, or issuable to (as a holder of Series C Preferred Stock), Cleveland Apple Investor L.P. (f/k/a Cleveland Apple Investor LLC), a Delaware limited liability company (“Cleveland Investor”). Cleveland Investor is majority owned and managed by an affiliate of Cerberus, 875 Third Avenue, New York, New York 10022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
On December 17, 2015, we entered into an Investment Agreement (the “Investment Agreement”) with Cleveland Investor (majority owned and managed by an affiliate of Cerberus), relating to the sale pursuant to which, on March 1, 2016, we issued to Cleveland Investor 435,000 shares of our Series C Preferred Stock for an aggregate purchase price of $435,000,000, or $1,000 per share.
On March 1, 2016, in connection with the closing of the transactions contemplated by the Investment Agreement, we entered into an Investor Rights Agreement (the “Investor Rights Agreement”) between us and Cleveland Investor, pursuant to which we reduced the size of the Board from twelve directors to eleven directors and granted Cleveland Investor certain minority rights relating to Board representation and other matters. Pursuant to the Investor Rights Agreement, the Board consists of six incumbent directors, three directors appointed by Cleveland Investor (one of whom has been appointed as the Chairman) and two new independent directors jointly appointed by us and Cleveland Investor. Pursuant to the Series C Certificate of Amendment and the Investor Rights Agreement, Cleveland Investor will continue to be entitled to elect: (i) three directors to the Board, so long as Cleveland Investor continues to beneficially own shares of Series C Preferred Stock and/or shares of Common Stock that represent, on an as-converted basis, at least 75% of Cleveland Investor’s initial shares of Series C Preferred Stock on an as-converted basis, (ii) two directors to the Board, so long as Cleveland Investor continues to beneficially own shares of Series C Preferred Stock and/or Common Stock that represent, on an as-converted basis, at least 50% but less than 75% of Cleveland Investor’s initial shares of Series C Preferred Stock on an as-converted basis (the “50% Ownership Requirement”) and (iii) one director to the Board, so long as Cleveland Investor continues to beneficially own shares of Series C Preferred Stock and/or Common Stock that represent, on an as-converted basis, at least 25% but less than 50% of Cleveland Investor’s initial shares of Series C Preferred Stock on an as-converted basis (the “25% Ownership Requirement”). Until Cleveland Investor no longer meets the 25% Ownership Requirement, subject to certain exceptions and to satisfaction by such director designees of independence and other customary qualifications, Cleveland Investor has the right to have one of its director designees serve on each committee of the Board. In accordance with the Investor Rights Agreement we also created the position of new lead independent director of the Board, which director has certain customary rights and responsibilities.
Subject to maintaining certain levels of beneficial ownership of Series C Preferred Stock and/or Common Stock, Cleveland Investor has consent rights over certain actions taken by us, including increasing the size of the Board, reinstating our quarterly Common Stock dividend and incurring indebtedness in excess of certain thresholds. Subject to maintaining certain levels of beneficial ownership of Series C Preferred Stock and/or Common Stock and certain other factors, Cleveland Investor is required to vote its shares of Series C Preferred Stock and Common Stock in favor of (i) each director nominated to the Board, (ii) our “say-on-pay” proposal and any other approved equity compensation proposals and (iii) ratification of our independent registered public accounting firm.
Cleveland Investor and its affiliates are subject to certain standstill restrictions, including that Cleveland Investor and its affiliates are restricted from acquiring additional securities of the Company in excess of the number of shares of Series C Preferred Stock (on an as-converted basis) beneficially owned by Cleveland Investor as of March 1, 2016, subject to certain exceptions. The standstill restrictions will terminate upon the occurrence of certain events, including upon the earlier of the date on which (a) Cleveland Investor no longer meets the 25% Ownership Requirement and (b) the 25% Ownership Requirement remains satisfied (and the 50% Ownership Requirement is not satisfied), no Cleveland Investor designee serves on the Board and Cleveland Investor has irrevocably waived its director nomination and consent rights. Subject to certain exceptions, Cleveland Investor is restricted from transferring the Series C Preferred Stock, Series D Preferred Stock or shares of Common Stock issued upon conversion of the Series C Preferred Stock until March 1, 2018.
Pursuant to the Investor Rights Agreement, Cleveland Investor and its affiliates have (i) certain customary registration rights with respect to Series C Preferred Stock, Series D Preferred Stock, shares of Common Stock issued upon conversion of the Series C Preferred Stock and shares of Common Stock otherwise issued pursuant to the terms of the Preferred Stock or the Investor Rights Agreement and (ii) certain customary preemptive rights with respect to the issuance of equity securities by the Company. We are permitted to suspend the use of this prospectus under certain circumstances for one occasion in any six month period, for a period of time not to exceed sixty days in the aggregate in any six month period and seventy-five days in any twelve month period.
In addition, we have entered into various agreements with New Avon LLC and affiliates of Cerberus, which are described in the documents incorporated by reference in this prospectus.
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of the material U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (each, as defined below) of the purchase, ownership, disposition and conversion of Series C Preferred Stock, Series D Preferred Stock and Common Stock received in respect of Series C Preferred Stock, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) in effect as of the date of this registration statement. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a beneficial owner of our Preferred Stock or Common Stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership, disposition and conversion of our Series C Preferred Stock, Common Stock received in respect of Series C Preferred Stock, or Series D Preferred Stock.
This discussion is limited to beneficial owners that hold our Preferred Stock or Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the Medicare tax imposed on certain income or all U.S. federal income tax consequences relevant to a beneficial owner’s particular circumstances. In addition, it does not address consequences relevant to beneficial owners subject to particular rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding our Preferred Stock or Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Preferred Stock or Common Stock under the constructive sale provisions of the Code;

•	persons who hold or receive our Preferred Stock or Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons that own, actually or constructively, more than 5% of our Preferred Stock or Common Stock; and

•	tax-exempt retirement plans.
If an entity taxed as a partnership for U.S. federal income tax purposes holds our Preferred Stock or Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Preferred Stock or Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR PREFERRED STOCK OR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Preferred Stock or Common Stock that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) can control all substantial trust decisions, or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

A “Non-U.S. Holder” is any beneficial owner of our Preferred Stock or Common Stock that is not a “U.S. Holder.”
Tax Consequences Applicable to U.S. Holders
Distributions Generally.
If we make cash or other property distributions on our Preferred Stock or Common Stock (other than distributions on the Series C Preferred Stock in the form of our Common Stock and our Series D Preferred Stock, described below in “—Distributions of Common Stock and Series D Preferred Stock on the Series C Preferred Stock”) such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includible in gross income of a U.S. Holder as ordinary income on the day actually or constructively received by such holder.
It is possible that distributions we make with respect to the Preferred Stock or Common Stock will exceed our current and accumulated earnings and profits. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a U.S. Holder’s tax basis in the Preferred Stock or Common Stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. Holder’s tax basis in its shares will be taxable as capital gain realized on the sale or other taxable disposition of the Preferred Stock or Common Stock and will be treated as described under “—Dispositions of Our Preferred Stock or Common Stock” below.
Subject to customary conditions and limitations, dividends paid to corporate U.S. Holders generally will be eligible for the dividends-received deduction. Dividends paid to non-corporate U.S. Holders generally will qualify for taxation at special rates if such U.S. Holders meet certain holding period and other applicable requirements. U.S. Holders should consult their tax advisors regarding the availability of the dividends-received deduction or the reduced dividend tax rate in light of their particular circumstances.
Distributions of Common Stock or Series D Preferred Stock on the Series C Preferred Stock.
If we make a distribution on the Series C Preferred Stock in the form of our Common Stock or our Series D Preferred Stock, the tax treatment to a U.S. Holder of such distribution will depend on whether (a) the Series C Preferred Stock is treated as participating in corporate growth to any significant extent as determined under the

Treasury Regulations and (b) cash distributions are or have been also made on the Common Stock or any other class of our outstanding capital stock. We believe that the Series C Preferred Stock will be treated as participating in corporate growth to a significant extent. This view, however, is not free from doubt, and there can be no assurance that the IRS will agree with our determination.
Assuming that the Series C Preferred Stock is treated as participating in corporate growth to a significant extent, and assuming that cash distributions are not and have not been made on the Common Stock or any other class of our outstanding capital stock, a distribution on the Series C Preferred Stock in the form of our Common Stock or our Series D Preferred Stock will be tax-free to a U.S. Holder. A U.S. Holder’s tax basis in the Series C Preferred Stock will be allocated between the Series C Preferred Stock and the Common Stock or Series D Preferred Stock, as applicable, distributed to such U.S. Holder based on their relative fair market values on the date of the distribution. Such U.S. Holder’s holding period for such Common Stock or Series D Preferred Stock generally will include the period during which the Series C Preferred Stock was held prior to the distribution.
Assuming that the Series C Preferred Stock is treated as participating in corporate growth to a significant extent, if cash distributions are or have been made on the Common Stock or any other class of our capital stock, the tax treatment of a distribution on the Series C Preferred Stock in the form of our Common Stock or our Series D Preferred Stock is not entirely clear. Such a distribution may be a taxable distribution to the U.S. Holder, as described above in “U.S. Holders—Distributions Generally” to the extent such distribution has the effect of the receipt of cash by some shareholders and an increase in the proportionate interests of the other shareholders in our assets and earnings and profits. In such case, the amount of such distribution and a U.S. Holder’s tax basis in such Common Stock of Series D Preferred Stock, as applicable, will equal the fair market value of such Common Stock or Series D Preferred Stock on the distribution date, and a U.S. Holder’s holding period for such Common Stock or Series D Preferred Stock, as applicable, will begin on the day following the distribution date. Alternatively, such a distribution may be a tax-free distribution, as described in the previous paragraph to the extent the distribution does not have such an effect. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of such a distribution if cash distributions are or have been also made on the Common Stock or any other class of our capital stock.
If the Series C Preferred Stock is treated as not participating in corporate growth to any significant extent, whether or not cash distributions are also made on the Common Stock, the fair market value of the Common Stock or the Series D Preferred Stock distributed with respect to the Series C Preferred Stock would be treated as a taxable distribution to the U.S. Holder, as described above in “—Distributions Generally.” In such case, a U.S. Holder’s tax basis in such Common Stock of Series D Preferred Stock, as applicable, will equal the fair market value of such Common Stock or Series D Preferred Stock on the distribution date, and a U.S. Holder’s holding period for such Common Stock or Series D Preferred Stock, as applicable, will begin on the day following the distribution date.
Distributions on the Series D Preferred Stock.
If we make a distribution on the Series D Preferred Stock in the form of our Common Stock, the tax treatment to a U.S. Holder of such distribution will depend on whether the Series D Preferred Stock is treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations. We believe it is likely that the Series D Preferred Stock will not be treated as participating in corporate growth to a significant extent. This view, however, is not free from doubt, and there can be no assurance that the IRS will agree with our determination.
If the Series D Preferred Stock is treated as not participating in corporate growth to any significant extent, the fair market value of the Common Stock distributed with respect to the Series D Preferred Stock would be treated as a taxable distribution to the U.S. Holder, as described above in “—Distributions Generally.” In such case, a U.S. Holder’s tax basis in such Common Stock will equal the fair market value of such Common Stock on the distribution date, and a U.S. Holder’s holding period for such Common Stock begin on the day following the distribution date.
In addition, if the Series D Preferred Stock is treated as not participating in corporate growth to any significant extent and the redemption price of the Series D Preferred Stock exceeds the issue price of the Series D Preferred Stock at issuance, the excess will be treated as a redemption premium that may result in certain circumstances in a constructive distribution or series of constructive distributions to U.S. Holders. Assuming that the issue price of the Series D Preferred Stock is determined under principles similar to the determination of original issue discount (“OID”) under Treasury Regulations under Sections 1271 through 1275 of the Code (the “OID Rules”), the issue price for the Series D Preferred Stock should equal the redemption price provided that the Series D Preferred Stock is not traded on an established market with the meaning of the Treasury Regulations and the dividend rate is equal to or exceeds the applicable federal rate (“AFR”). If, however, the Series D Preferred Stock is traded on an established market or the dividend rate is less than the AFR, U.S. Holders would have a redemption premium with respect their Series D Preferred Stock, which would be subject to the preferred OID Rules and taxed as described above under “—Distributions Generally.” It is uncertain for U.S. federal income tax purposes whether dividend accruals on preferred stock that provides for redemption in an amount equal to the issue price plus accrued but unpaid dividends, such as the Series D Preferred Stock, are subject to the preferred OID Rules and any determination as to whether such rules would apply to the dividend accrual on the Series D Preferred Stock will likely depend, among other things, on facts and circumstances at the time of issuance of such Series D Preferred Stock. In general, a U.S. Holder is bound by our determination of whether there is a constructive distribution as a result of a redemption premium or the dividend accrual, unless the U.S. Holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the stock.
If the Series D Preferred Stock is treated as participating in corporate growth to any significant extent, distributions of Common Stock on the Series D Preferred Stock will be treated in the same manner as described above under “--Distributions of Common Stock or Series D Preferred Stock on the Series C Preferred Stock”.
U.S. Holders should consult their tax advisors regarding the potential implications of the preferred OID Rules and the U.S. federal income tax consequences to them of acquiring, holding, and disposing of the Series D Preferred Stock.
Extraordinary Dividends.
Dividends that exceed certain thresholds in relation to a U.S. Holder’s tax basis in the Preferred Stock or Common Stock could be characterized as “extraordinary dividends” under the Code. A corporate U.S. Holder that has held our Preferred Stock or Common Stock for two years or less before the dividend announcement date and that receives an extraordinary dividend will generally be required to reduce (but not below zero) its tax basis in the stock with respect to which such dividend was made by the nontaxed portion of such dividend. If the amount of the reduction exceeds the U.S. Holder’s tax basis in such stock, the excess is taxable as capital gain and will be treated as described under “—Dispositions of Our Preferred Stock or Common Stock” below. Non-corporate U.S. Holders that receive an extraordinary dividend will be required to treat any losses on the sale of our Preferred Stock or Common Stock as long-term capital losses to the extent of the extraordinary dividends such U.S. Holder receives that qualify for taxation at the special rates discussed above under “—Distributions Generally.”
Adjustments to Conversion Rate of Series C Preferred Stock.
The conversion rate of our Series C Preferred Stock is subject to adjustment under specified circumstances. In such circumstances, U.S. Holders who hold our Series C Preferred Stock may be deemed to have received a constructive distribution if the adjustment has the effect of increasing such U.S. Holders’ proportionate interests in our assets or earnings and profits. In addition, the failure to make certain adjustments on the Series C Preferred Stock may cause a U.S. Holder of our Common Stock to be deemed to have received constructive distributions from us, even though such U.S. Holder has not received any cash or property as a result of such adjustments. Such U.S. Holder would be subject to the rules discussed above under “—Distributions Generally.” Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the U.S. Holders of the Series C Preferred Stock generally will not be deemed to result in a constructive distribution. If adjustments that do not qualify as being pursuant to a bona fide reasonable adjustment formula are made, a U.S. Holder of Series C Preferred Stock will be deemed to have received constructive distributions from us, even though such U.S. Holder has not received any cash or property as a result of such adjustments. The tax consequences of the receipt of a distribution from us are described above under “—Distributions Generally.”

We are currently required to report the amount of any deemed distributions on our website or to the IRS and holders of Series C Preferred Stock not exempt from reporting. On April 12, 2016, the IRS proposed regulations addressing the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the right to acquire Common Stock immediately after the conversion adjustment over the fair market value of the right to acquire Common Stock without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the Series C Preferred Stock and the date of the actual distribution of cash or property that results in the deemed distribution, (iii) subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding tax on deemed distributions to a Non-U.S. Holder and, if there is no associated cash payment, may set off its withholding obligations against payments on the Series C Preferred Stock, Common Stock or sales proceeds received by or other funds or assets of such Non-U.S. Holder and (iv) we are required to report the amount of any deemed distributions on our website or to the IRS and all holders of Series C Preferred Stock (including holders of Series C Preferred Stock that would otherwise be exempt from reporting).
The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders of Series C Preferred Stock and withholding agents may rely on them prior to that date under certain circumstances. However, deemed distributions may not be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate U.S. Holders or for the dividends-received deduction applicable to certain dividends paid to corporate U.S. Holders. Because a deemed distribution would not result in the payment of any cash to a U.S. Holder from which any applicable backup withholding could be satisfied, if backup withholding is paid on the U.S. Holder’s behalf (because the U.S. Holder failed to establish an exemption from backup withholding), we may, at our option, or an applicable withholding agent may, withhold such taxes from shares of Common Stock (or Series D Preferred Stock) or current or subsequent payments of cash payable to such U.S. Holder.
Dispositions of Our Preferred Stock or Common Stock.
If a U.S. Holder sells or disposes (including pursuant to a redemption) of shares of Series C Preferred Stock (other than pursuant to a conversion described below) or Common Stock, it generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s adjusted basis in the shares of Series C Preferred Stock or Common Stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Series C Preferred Stock or Common Stock for more than one year. The deductibility of capital losses is subject to limitations.
If a U.S. Holder sells or disposes (including pursuant to a redemption) of shares of Series D Preferred Stock, the treatment will be depend on whether the receipt of the Series D Preferred Stock was tax-free to such U.S. Holder as described above in “—Distributions of Common Stock and Series D Preferred Stock on the Series C Preferred Stock.” If the Series D Preferred Stock was received by a U.S. Holder in a taxable transaction, the consequences to U.S. Holders upon disposition of such stock will be the same as that described in the preceding paragraph with respect to Common Stock and Series C Preferred Stock. Alternatively, if Series D Preferred Stock was received by a U.S. Holder in a tax-free transaction, then the treatment of a disposition of such Series D Preferred Stock will depend on whether such stock constitutes “Section 306 stock” within the meaning of Section 306(c) of the Code. Stock is Section 306 stock if it is stock that is “not common stock” and satisfies certain other requirements described in Section 306(c)(1) of the Code. The IRS has ruled that stock is other than common stock, for this purpose, if the stock does not participate in corporate growth to any significant extent. We believe it is likely that any Series D Preferred Stock received by a U.S. Holder in a tax-free distribution would constitute “Section 306 stock.” In general, if Series D Preferred Stock held by a U.S. Holder constitutes Section 306 stock, then, except as provided below, the amount realized by such U.S. Holder (without reduction by such holder’s basis in such stock) on a subsequent taxable disposition of such Series D Preferred Stock (a) that is a redemption, would be treated as dividend income to the extent of our available earnings and profits at such time, or (b) that is other than a redemption, would be treated as ordinary income to the extent that such holder’s earlier receipt of that stock in the distribution would have been treated as a dividend if we had distributed cash in lieu of such stock in the distribution. Any excess of the amount realized from a subsequent taxable disposition over (i) the amount treated as ordinary income or dividend income plus (ii) the cost basis of the stock will be treated as capital gain. Except as provided below, no loss may be recognized on the disposition of Section 306 stock. No amount realized on the disposition of Section 306 stock will generally be treated as ordinary income or dividend income, if the disposition completely terminates a U.S. Holder’s entire actual and constructive ownership interest (as defined in the Code) in our equity. Moreover, the limitation on the recognition of loss, if any, generally will not apply in the case of such complete termination.
U.S. Holders should consult their tax advisors regarding the potential implications of the U.S. federal income tax consequences to them of acquiring, holding, and disposing of the Series D Preferred Stock.
Conversion of Series C Preferred Stock into Common Stock.
A U.S. Holder generally will not recognize gain or loss upon the conversion of the Series C Preferred Stock into shares of Common Stock, except that a U.S. Holder’s receipt of cash (if any) in respect of accrued and unpaid dividends or dividends in arrears will be taxable as described under “—Distributions Generally” above. Cash received upon conversion in lieu of a fractional share of Common Stock generally will be treated as a payment in a taxable exchange for such fractional share of Common Stock, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional share of Common Stock deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Series C Preferred Stock for more than one year at the time of conversion. A U.S. Holder’s basis in shares of Common Stock received upon conversion of the Series C Preferred Stock (and any fractional shares of our Common Stock treated as received and then exchanged for cash) will equal the basis of the converted shares of Series C Preferred Stock and the holding period of such shares of Common Stock will include the holding period of the converted shares of Series C Preferred Stock. Common Stock received in payment of dividends in arrears and taxed as a dividend upon receipt, if any, will have a basis equal to their fair market value on the date of conversion, and a new holding period which will commence on the day after the conversion.
Notwithstanding the forgoing, the terms of our Series C Preferred Stock provide that, in lieu of paying cash in respect of accrued and unpaid dividends or dividends in arrears on our Series C Preferred Stock, the Board may declare a dividend on the Series C Preferred Stock in advance of such conversion, in Common Stock or Series D Preferred Stock (except to the extent of fractional shares). Although not free from doubt, the Company believes that any such declaration and payment of Common Stock or Series D Preferred Stock should be respected as a distribution separate and apart from the conversion and taxable as described under “—Distributions of Common Stock and Series D Preferred Stock on the Series C Preferred Stock.” There can be no assurance, however, that the IRS will not take the position that such a distribution of Series D Preferred Stock or Common Stock would not be treated as integrated with the conversion, in which case any such Common Stock or Series D Preferred Stock that is treated as paid in respect of accrued and unpaid dividends on our Series C Preferred Stock would be taxable as if the U.S. Holder had received cash in respect of such accrued dividends equal to the fair market value of such Common Stock or Series D Preferred Stock, as applicable, and such Common Stock or Series D Preferred Stock would have a basis equal to its fair market value on the date of conversion, and a new holding period which will begin on the day after the conversion.
Backup Withholding and Information Reporting.
We or an applicable withholding agent will report to U.S. Holders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding with respect to dividends paid or the proceeds of a disposition of Preferred Stock or Common Stock unless the U.S. Holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. Holder’s federal income tax liability, provided the required information is timely furnished to the IRS.
Because distributions of Common Stock or Series D Preferred Stock as described above in “—Distributions of Common Stock and Series D Preferred Stock on the Series C Preferred Stock”, “—Distributions on the Series D

Preferred Stock” and “—Conversion of Series C Preferred Stock into Common Stock” will not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding tax on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding), we may, at our option, or an applicable withholding agent may, withhold such taxes from shares of Common Stock (or Series D Preferred Stock) or current or subsequent payments of cash payable to such U.S. Holder.
Tax Consequences Applicable to Non-U.S. Holders
Distributions Generally.
Distributions that are treated as dividends (see “—Tax Consequences Applicable to U.S. Holders—Distributions Generally,” “—Distributions of Common Stock and Series D Preferred Stock on the Series C Preferred Stock,” “—Adjustments to Conversion Rate of Series C Preferred Stock,” “—Distributions on the Series D Preferred Stock” and “—Conversion of Series C Preferred Stock into Common Stock”) generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. Distributions that are treated as return of capital or gain could be subject to withholding tax at a rate of 15% under FIRPTA (defined below) if we are considered a USRPHC (defined below) and our stock is not “regularly traded” on an established securities market (see “—Dispositions of Our Preferred Stock and Common Stock”). For withholding purposes, we expect that all distributions would be treated as made out of our current or accumulated earnings and profits and, thus, treated as dividends. However, a Non-U.S. Holder may be able to obtain a refund by timely filing an appropriate claim for refund with the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must furnish to us or our paying agent a valid IRS Form W- 8BEN or W-8BEN-E (or applicable successor form) certifying such Non-U.S. Holder’s qualification for the reduced rate. This certification must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
If a Non-U.S. Holder holds our Preferred Stock or Common Stock in connection with the conduct of a trade or business in the United States, and dividends paid on the Preferred Stock or Common Stock are effectively connected with such Non-U.S. Holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will be exempt from U.S. federal withholding tax. To claim the exemption, the Non-U.S. Holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).
Any dividends paid on our Preferred Stock or Common Stock that are effectively connected with a Non-U.S. Holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax on a net-income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States. A Non-U.S. Holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
In general, the rules applicable to distributions to Non-U.S. Holders discussed above are also applicable to deemed distributions to Non-U.S. Holders resulting from adjustments to or failure to adjust the conversion rate of the Series C Preferred Stock distributions on Preferred Stock made in our Common Stock (and, in the case of the Series C Preferred Stock, in the form of our Series D Preferred Stock), or deemed distributions under the preferred OID Rules, in each case that are taxable as a dividend as described above in “—Tax Consequences Applicable to U.S. Holders—Adjustments to Conversion Rate of Series C Preferred Stock” and “—Tax Consequences Applicable to U.S. Holders—Receipt of Series D Preferred Stock.” Because such distributions would not give rise to any cash from which any applicable withholding tax could be satisfied, we (or an applicable withholding agent) will withhold the U.S. federal tax on such dividend from any cash, shares of Common Stock (or shares of Series D Preferred Stock), or sales proceeds otherwise payable to a Non-U.S. Holder. In addition, the proposed regulations affect the Non-U.S. Holders in the manner described above under ‘‘—Tax Consequences to U.S. Holders— Adjustments to Conversion Rate of Series C Preferred Stock’’. A Non-U.S. Holder who is subject to U.S. federal withholding or backup withholding should consult its own tax advisor as to whether it can obtain a refund for all or a portion of such amounts.
Dispositions of Our Preferred Stock and Common Stock.
A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Preferred Stock (other than as described below ‘‘—Dispositions of Our Series D Preferred Stock that Constitutes Section 306 Stock”) or Common Stock, unless:

•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•
our Common Stock or Preferred Stock, as applicable, constitutes a United States real property interest (“USRPI”) by reason of our status as a United States real property holding corporation (“USRPHC”), within the meaning of the Foreign Investment in Real Property Tax Act (“FIRPTA”), for U.S. federal income tax purposes. Generally, a domestic corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in its trade or business.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), on any gain derived from the sale, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States).
With respect to the third bullet point above, we have not determined whether we are a USRPHC, and no assurance can be given that we are not or will not become one in the future. However, even if we were a USRPHC, so long as our Preferred Stock or Common Stock, as applicable, are “regularly traded on an established securities market” within the meaning of applicable Treasury Regulations, a Non-U.S. Holder will not be subject to U.S. federal income tax on the disposition of our Preferred Stock or Common Stock, as applicable, if such Non-U.S. Holder has not held more than 5% (actually or constructively) of our total outstanding Preferred Stock or Common Stock, as applicable, at any time during the shorter of the five-year period preceding the date of disposition or such Non-U.S. Holder’s holding period.
However, if our Series C Preferred Stock is not treated as “regularly traded”, gain arising from the sale or other taxable disposition of such stock by a Non-U.S. Holder will not be subject to U.S. federal income taxation as a sale of a USRPI, if our Common Stock is part of a class of stock that is “regularly traded” on an established securities market and the Non-U.S. Holder has not, at the time it acquires the Series C Preferred Stock and at certain other times described in the applicable Treasury Regulations, directly or indirectly held Series C Preferred Stock (and in certain cases other direct or indirect interests in our stock) that had a fair market value in excess of 5% of the fair market value of all of our outstanding Common Stock. If our Series D Preferred Stock is not treated as “regularly traded”, gain arising from the sale or other taxable disposition of such stock by a Non-U.S. Holder will not be subject to U.S. federal income taxation as a sale of a USRPI, if our Common Stock or Series C Preferred Stock is part of a class of stock that is “regularly traded” on an established securities market and the Non-U.S. Holder has not, at the time it acquires the Series D Preferred Stock and at certain other times described in the applicable Treasury Regulations, directly or indirectly held Series D Preferred Stock (and in certain cases other direct or indirect interests in our stock) that had a fair market value in excess of 5% of the fair market value of the regularly traded class of our stock with the lowest fair market value. If gain on the sale or other taxable disposition of our stock were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to U.S. federal income tax on the gain realized on a disposition of our Preferred Stock or Common Stock, as applicable, generally would be required to file a U.S. federal income tax return, and (and, if no class of stock was then publicly traded, and certain other conditions were met) a 15% withholding tax would apply to the gross proceeds from such sale. Non-U.S. Holders should consult their own tax advisors about the consequences that could result if we are, or become, a USRPHC.
Non-U.S. Holders should also consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Dispositions of Our Series D Preferred Stock that Constitutes Section 306 Stock
In general, if any of our Series D Preferred Stock is treated as Section 306 stock as described above in “—Tax Consequences Applicable to U.S. Holders—Dispositions of Our Preferred Stock or Common Stock,” then, the amount realized by a Non-U.S. Holder (without reduction by such holder’s basis in such stock) on a subsequent disposition of such stock will depend on whether such disposition constitutes a redemption or a transaction other than a redemption.
In the case of a redemption, the cash received by a Non-U.S. Holder would be treated as dividend income to the extent of our available earnings and profits at such time and subject such Non-U.S. Holder to withholding as described above under ‘‘—Distributions Generally.”
In the case of transaction other than a redemption, the proceeds received by a Non-U.S. Holder will treated as U.S.-source “fixed or determinable annual or periodical income” as defined in Sections 871(a) and 881(a) of the Code to the extent of the ordinary income portion of such distribution, as described above, under ‘‘—Tax Consequences to U.S. Holders— Dispositions of Our Preferred Stock or Common Stock” and subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty). In general, amounts received by a Non-U.S. holder in excess of the ordinary income portion generally will be treated in a manner similar to that described above under ‘‘—Dispositions of Our Preferred Stock and Common Stock”.
Conversion of Series C Preferred Stock into Common Stock.
If the Series C Preferred Stock is not treated as a USRPI at any time within the shorter of the five-year period preceding the conversion or the Non-U.S. Holder’s holding period for our Series C Preferred Stock such Non-U.S. Holder generally will not recognize gain or loss upon the conversion of such Series C Preferred Stock into our Common Stock. If the Series C Preferred Stock is treated as a USRPI with respect to a Non-U.S. Holder, such Non-U.S. Holder generally will recognize gain or loss upon conversion of such Series C Preferred Stock into our Common Stock unless the Common Stock constitutes a USRPI with respect to such Non-U.S. Holder and such Non-U.S. Holder complies with certain reporting requirements in the Treasury Regulations.
Cash received upon conversion in lieu of a fractional share of Common Stock generally will be treated as a payment in a taxable exchange for such fractional share of Common Stock. Cash received in respect of accrued but unpaid dividends or dividends in arrears on our Series C Preferred Stock should be treated in the manner described above under “Tax Consequences Applicable to U.S. Holders—Conversion of Series C Preferred Stock into Common Stock,” and we intend to withhold tax from such amounts, as described above under “—Distributions Generally.” Series D Preferred Stock and Common Stock received in connection with a conversion should be treated in the manner described above under “Tax Consequences Applicable to U.S. Holders—Conversion of Series C Preferred Stock into Common Stock” and “Tax Consequences Applicable to U.S. Holders—Distributions of Common Stock or Series D Preferred Stock on the Series C Preferred Stock.”
Information Reporting and Backup Withholding.

We or an applicable withholding agent must report annually to the IRS and to each Non-U.S. Holder the amount of distributions on our Preferred Stock or Common Stock paid to such Non-U.S. Holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established. Backup withholding, however, generally will not apply to payments to a Non-U.S. Holder on our Preferred Stock or Common Stock provided the Non-U.S. Holder furnishes to the payor the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person that is not an exempt recipient.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
FATCA.
Pursuant to Sections 1471 to 1474 of the Code and the Regulations promulgated thereunder (the provisions commonly known as ‘‘FATCA’’), dividends on our Preferred Stock or Common Stock whenever paid, and the gross proceeds from the sale or other disposition of our Preferred Stock or Common Stock after December 31, 2018, to a foreign financial institution may be subject to withholding at a rate of 30% unless (x)(1) such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (2) such institution resides in a jurisdiction with which the United States has entered into an intergovernmental agreement to implement FATCA and (y) such foreign financial institution provides the withholding agent with a certification that it is eligible to receive payment free of FATCA withholding. The legislation also generally will impose a U.S. federal withholding tax of 30% on dividends on our Preferred Stock or Common Stock whenever paid or, in the case of gross proceeds from a sale or other disposition of our Preferred Stock or Common Stock, after December 31, 2018, to a non-financial foreign entity unless such entity provides the withholding agent with a certification (i) that such entity does not have any ‘‘substantial United States owners’’ or (ii) provides certain information regarding the entity’s ‘‘substantial United States owners,’’ which will in turn be provided to the U.S. tax authorities. A foreign financial institution or non-financial foreign entity can meet the certification requirements by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable. Under certain circumstances, a shareholder might be eligible for refunds or credits of such taxes from the IRS. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our Preferred Stock or Common Stock.
Other Securities.
If you are considering the purchase of debt securities, warrants, depositary shares, guarantees of debt securities, or units, you should carefully examine the applicable prospectus supplement regarding the special United States federal income tax consequences of the holding and disposition of such securities, including any tax considerations relating to the specific terms of such securities.

PLAN OF DISTRIBUTION
We and/or the selling securityholders may sell the securities from time to time (a) through underwriters or dealers; (b) through agents; (c) directly to one or more purchasers or other persons or entities; (d) through a combination of these methods of sale; or (e) through other means. We will identify the specific plan of distribution, including any underwriters, dealers, agents or other purchasers, persons or entities and any applicable compensation in any applicable prospectus supplement.

In addition, the selling securityholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Preferred Stock or Common Stock (collectively, the “Selling Securityholder Securities”) on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The selling securityholders may use any one or more of the following methods when disposing of securities or interests therein:

▪	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

▪	one or more underwritten offerings;

▪	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

▪	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

▪	an exchange distribution in accordance with the rules of the applicable exchange;

▪	privately negotiated transactions;

▪	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

▪	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

▪	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share; and

▪	a combination of any such methods of sale.
The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of the Selling Securityholder Securities owned by them and, if a selling securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Selling Securityholder Securities, from time to time, under this prospectus, or under any applicable prospectus supplement amending the list of the selling securityholders to include the pledgee, transferee or other successors in interest as the selling securityholders under this prospectus. The selling securityholders also may transfer the Selling Securityholder Securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of Selling Securityholder Securities, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of Selling Securityholder Securities in the course of hedging the positions they assume. The selling securityholders may also sell Selling Securityholder Securities short and deliver these securities to close out their short positions, or loan or pledge the Selling Securityholder Securities to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the selling securityholders from the sale of Selling Securityholder Securities offered by them will be the purchase price of our Series C Preferred Stock less discounts or commissions, if any. The selling securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their Preferred Stock or Common Stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the selling securityholders.
The selling securityholders also may resell all or a portion of the Selling Securityholders Securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
Pursuant to the Investor Rights Agreement, we have agreed to indemnify in certain circumstances the selling securityholders against certain liabilities under the Securities Act. The selling securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling securityholders may indemnify any underwriter that participates in transactions involving the sale of shares of Common Stock, Series C Preferred Stock or Series D Preferred Stock against certain liabilities, including liabilities arising under the Securities Act.
Neither the Series C Preferred Stock nor the Series D Preferred Stock is listed on an exchange and we do not intend to list either of such series of Preferred Stock on any exchange.
LEGAL MATTERS
In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by White & Case LLP, New York, New York, and for any underwriters, selling securityholders or agents by counsel named in the applicable prospectus supplement.
EXPERTS
The financial statements incorporated in this prospectus by reference to Avon Products, Inc.’s Current Report on Form 8-K dated October 11, 2016 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Avon Products, Inc. for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

A V O N
Avon Products, Inc.
Common Stock

Preferred Stock
Debt Securities
Depositary Shares
Warrants
Guarantees of Debt Securities
Units
Series C Preferred Stock by the Selling Securityholders
Common Stock by the Selling Securityholders
Series D Preferred Stock by the Selling Securityholders
____________________
PROSPECTUS
____________________

Prospectus dated October 11, 2016

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.        Other Expenses of Issuance and Distribution
The following table sets forth the estimated fees and expenses to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, to be paid by the registrant.

Amount to be Paid
SEC registration fee	$ 84,014.03*
Legal fees and expenses	**
Accounting fees and expenses	**
Blue sky fees	**
Printing fees	**
Rating agency fees	**
Trustee's fees and expenses	**
Miscellaneous	**
Total	$84,014.03
__________

*
This fee relates to the secondary offering of Preferred Stock and Common Stock by the selling securityholders. Any fee in respect of a primary offering by the Registrant has been deferred in reliance on Rule 456(b) and Rule 457(r).

**	An estimate of the aggregate expenses in connection with the sale and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 15.        Indemnification of Directors and Officers
New York Corporations
Section 721 of the New York Business Corporation Law (the “NYBCL”) provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.
Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred as a result of such action or proceeding or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.
Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action or in connection with an appeal therein if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of a threatened or pending action which is settled or otherwise disposed of, or any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.
Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.
Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized. Section 722 and Section 723 of the NYBCL contain certain other miscellaneous provisions affecting the indemnification of directors and officers.
Section 726 of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by the corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of Article 7 of the NYBCL, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.
Avon Products, Inc. Restated Certificate of Incorporation
Article VIII of the Company’s Restated Certificate of Incorporation provides as follows:
No person who is or was a director of the Corporation shall have personal liability to the Corporation or its shareholders for damages for any breach of duty in such capacity, provided that the foregoing shall not limit the liability of any such person (i) if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained, in fact, a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law of New York or, (ii) for any act or omission occurring prior to the adoption of this Article VIII. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any such person to the Corporation for or with respect to any acts or omissions of such person occurring prior to such amendment or repeal. If the Business Corporation Law of New York is amended hereafter to expand or limit the liability of a director, then the liability of a person who is or was a director of the Corporation shall be deemed to be expanded to the extent required or limited to the extent permitted by the Business Corporation Law of New York, as so amended.
Avon Products, Inc. By-Laws
Article XII of the By-Laws of Avon Products, Inc. provides as follows:
Section 1. Indemnification-Third Party and Derivative Actions.
(a)     The corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal (other than one by or in the right of the corporation to procure a judgment in its favor), including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director, officer or employee of the corporation served in any capacity at the request of the corporation, by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, including excise taxes, amounts paid in settlement and expenses, including attorneys’ fees, incurred in connection with any such action or proceeding, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that (i) his or her acts were committed in bad faith or were the result of his or her active or deliberate dishonesty and were material to such action or proceeding or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.
(b)     The corporation shall indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, or of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and expenses, including attorneys’ fees, incurred in connection with such action, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if (i) his or her acts were committed in bad faith or were the result of his or her active and deliberate dishonesty and were material to such action or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

(c)     The termination of any civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such person has not met the standard of conduct set forth in this Section 1.
Section 2. Payment of Indemnification; Repayment.
(a)    A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in Section 1 of this Article shall be entitled to indemnification as authorized in such Section.
(b)     Any indemnification under Section 1 of this Article, unless ordered by a court, shall be made by the corporation in such manner as provided by law.
(c)     Expenses incurred by a person referred to in Section 1 of this Article in defending a civil or criminal action or proceeding shall be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount in case he or she is ultimately found, in accordance with this Article, not to be entitled to indemnification or, where indemnity is granted, to the extent the expenses so paid exceed the indemnification to which he or she is entitled.
(d)     Any indemnification of a person under Section 1 of this Article, or advancement of expenses under Section 2(c) of this Article, shall be made promptly, and in any event within 60 days, upon the written request of such person.
Section 3. Enforcement; Defenses. The right to indemnification or advancement of expenses granted by this Article shall be enforceable by the person in question in any court of competent jurisdiction if the corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person’s expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses under Section 2(c) of this Article where the required undertaking has been received by the corporation) that the claimant has not met the standard of conduct set forth in Section 1 of this Article, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation to have made a determination that indemnification of the claimant is proper, nor the fact that there has been an actual determination by the corporation that indemnification of the claimant is not proper, shall be a defense to the action or create a presumption that the claimant is not entitled to indemnification.
Section 4. Other Indemnitors. As to each director of the corporation elected or designated for nomination solely by the holders of shares of any class or series of preferred stock (or shares of common stock issued upon conversion of such shares of preferred stock), the corporation shall be the indemnitor of first resort with respect to each matter for which the corporation is subject to an indemnification or advancement of expenses obligation pursuant to this Article (i.e., the corporation’s obligations shall be primary and any obligation of other entities shall be secondary). The corporation shall not seek contribution, subrogation or any other recovery from any such other entity in respect of any of the corporation’s obligations to such director under this Article.
Section 5. Survival; Savings Clause; Preservation of Other Rights.
(a)     The foregoing indemnification provisions shall be deemed to be a contract between the corporation and each person who serves in such capacity at any time while these provisions as well as the relevant provisions of the New York Business Corporation Law are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a contract right may not be modified retroactively without the consent of such person.
(b)    If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each such person against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, incurred in connection with any actual or threatened action by or in the right of the corporation, or any appeal therein, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.
(c)    The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee of the corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. The corporation is hereby authorized to provide further indemnification if it deems it advisable by resolution of shareholders or directors, by amendment of these by-laws or by agreement.
Insurance
The Company maintains directors’ and officers’ liability insurance policies.
Item 16.     Exhibits

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
3.1
Restated Certificate of Incorporation, filed with the Secretary of State of the State of New York on October 5, 2012 (incorporated by reference to Exhibit 3.1 to Avon's Current Report on Form 8-K filed on October 11, 2012).

3.2
Certificate of Amendment of Certificate of Incorporation of Avon Products, Inc. for Series C Preferred Stock, filed with the Secretary of State of the State of New York on February 26, 2016 (incorporated by reference to Exhibit 3.1 to Avon’s Current Report on Form 8-K filed on March 7, 2016).

3.3
Certificate of Amendment of Certificate of Incorporation of Avon Products, Inc. for Series D Preferred Stock, filed with the Secretary of State of the State of New York on February 26, 2016 (incorporated by reference to Exhibit 3.2 to Avon’s Current Report on Form 8-K filed on March 7, 2016).

3.4	By-laws of Avon Products, Inc., as amended, effective March 1, 2016 (incorporated by reference to Exhibit 3.3 to Avon’s Current Report on Form 8-K filed on March 7, 2016).
4.1**	Form of Indenture for debt securities.
4.2
Indenture, dated as of May 13, 2003, between Avon, as Issuer, and JPMorgan Chase Bank, as Trustee, relating to $250.0 aggregate principal amount of 4.20% Notes due 2018 (incorporated by reference to Exhibit 4.1 to Avon’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

4.3
Indenture, dated as of February 27, 2008, between Avon Products, Inc. and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Exhibit 4.5 to Avon’s Current Report on Form 8-K filed on March 4, 2008).

4.4
Second Supplemental Indenture, dated as of March 3, 2008, between Avon Products, Inc. and Deutsche Bank Trust Company Americas, as Trustee, pursuant to which the 5.750% Notes due 2018 are issued (incorporated by reference to Exhibit 4.2 to Avon’s Current Report on Form 8-K filed on March 4, 2008).

4.5
Fourth Supplemental Indenture, dated as of March 2, 2009, between Avon Products, Inc. and Deutsche Bank Trust Company Americas, as Trustee, with respect to the issuance of the 6.500% Notes due 2019 (incorporated by reference to Exhibit 4.2 to Avon’s Current Report on Form 8-K filed on March 2, 2009).

4.6
Sixth Supplemental Indenture, dated as of March 12, 2013, between Avon Products, Inc. and Deutsche Bank Trust Company Americas, as Trustee, with respect to the issuance of the 4.600% Notes due 2020 (incorporated by reference to Exhibit 4.3 to Avon’s Current Report on Form 8-K filed on March 13, 2013).

4.7
Seventh Supplemental Indenture, dated as of March 12, 2013, between Avon Products, Inc. and Deutsche Bank Trust Company Americas, as Trustee, with respect to the issuance of the 5.000% Notes due 2023 (incorporated by reference to Exhibit 4.4 to Avon’s Current Report on Form 8-K filed on March 13, 2013).

4.8
Eighth Supplemental Indenture, dated as of March 12, 2013, between Avon Products, Inc. and Deutsche Bank Trust Company Americas, as Trustee, with respect to the issuance of the 6.950% Notes due 2043 (incorporated by reference to Exhibit 4.5 to Avon’s Current Report on Form 8-K filed on March 13, 2013).

4.9
Senior Secured Notes Indenture, dated as of August 15, 2016, among Avon International Operations, Inc., the guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as Trustee, with respect to the issuance of the 7.875% Senior Secured Notes due 2022 (incorporated by reference to Exhibit 4.1 to Avon’s Current Report on Form 8-K filed on August 15, 2016).

4.10*	Form of debt securities.
4.11*	Form of Warrant Agreement.
4.12*	Form of Deposit Agreement.
4.13*	Form of Unit Agreement.

5.1**	Opinion of White & Case LLP.
10.1
Investment Agreement, dated as of December 17, 2015, between Avon Products, Inc. and Cleveland Apple Investor LLC (incorporated by reference to Exhibit 10.1 to Avon’s Current Report on Form 8-K filed on December 21, 2015).

10.2
Investor Rights Agreement, dated March 1, 2016, by and between, Avon Products, Inc. and Cleveland Apple Investor L.P. (incorporated by reference to Exhibit 10.1 to Avon's Current Report on Form 8-K filed on March 7, 2016).

12.1**	Statement regarding computation of Consolidated Ratio of Earnings to Fixed Charges and Consolidated Ratio of Earnings to Combined Fixed Charges and Preference Dividends.
23.1**	Consent of PricewaterhouseCoopers LLP.
23.2**	Consent of White & Case LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (included on signature page).
25.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas for debt securities.
_________

*	To be filed, if necessary, by amendment or as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.
**    Filed herewith.

Item 17.    Undertakings
The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:
(i)    Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)    That, for the purpose of determining liability of a registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)    To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.
(8)    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 11th day of October 2016.

AVON PRODUCTS, INC.
By:	/s/ James S. Scully
James S. Scully
Executive Vice President – Chief Operating Officer and Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James S. Scully and Ginny Edwards, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registrations statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sherilyn S. McCoy	Chief Executive Officer and Director – Principal Executive Officer	October 11, 2016
Sherilyn S. McCoy

/s/ James S. Scully	Executive Vice President, Chief Operating Officer and Chief Financial Officer – Principal Financial Officer	October 11, 2016
James S. Scully

/s/ Robert Loughran	Group Vice President and Chief Accounting Officer – Principal Accounting Officer	October 11, 2016
Robert Loughran

/s/ Jose Armario	Director	October 11, 2016
Jose Armario

/s/ W. Don Cornwell	Director	October 11, 2016
W. Don Cornwell
/s/ Chan W. Galbato	Director	October 11, 2016
Chan W. Galbato

/s/ Nancy Killefer	Director	October 11, 2016
Nancy Killefer

/s/ Susan J. Kropf	Director	October 11, 2016
Susan J. Kropf

/s/ Steven F. Mayer	Director	October 11, 2016
Steven F. Mayer

/s/ Helen McCluskey	Director	October 11, 2016
Helen McCluskey

/s/ Charles H. Noski	Director	October 11, 2016
Charles H. Noski

/s/ Cathy D. Ross	Director	October 11, 2016
Cathy D. Ross

/s/ Michael F. Sanford	Director	October 11, 2016
Michael F. Sanford

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
3.1
Restated Certificate of Incorporation, filed with the Secretary of State of the State of New York on October 5, 2012 (incorporated by reference to Exhibit 3.1 to Avon's Current Report on Form 8-K filed on October 11, 2012).

3.2
Certificate of Amendment of Certificate of Incorporation of Avon Products, Inc. for Series C Preferred Stock, filed with the Secretary of State of the State of New York on February 26, 2016 (incorporated by reference to Exhibit 3.1 to Avon's Current Report on Form 8-K filed on March 7, 2016).

3.3
Certificate of Amendment of Certificate of Incorporation of Avon Products, Inc. for Series D Preferred Stock, filed with the Secretary of State of the State of New York on February 26, 2016 (incorporated by reference to Exhibit 3.2 to Avon's Current Report on Form 8-K filed on March 7, 2016).

3.4	By-laws of Avon Products, Inc., as amended, effective March 1, 2016 (incorporated by reference to Exhibit 3.3 to Avon's Current Report on Form 8-K filed on March 7, 2016).
4.1**	Form of Indenture for debt securities.
4.2
Indenture, dated as of May 13, 2003, between Avon, as Issuer, and JPMorgan Chase Bank, as Trustee, relating to $250.0 aggregate principal amount of 4.20% Notes due 2018 (incorporated by reference to Exhibit 4.1 to Avon’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

4.3
Indenture, dated as of February 27, 2008, between Avon Products, Inc. and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Exhibit 4.5 to Avon’s Current Report on Form 8-K filed on March 4, 2008).

4.4
Second Supplemental Indenture, dated as of March 3, 2008, between Avon Products, Inc. and Deutsche Bank Trust Company Americas, as Trustee, pursuant to which the 5.750% Notes due 2018 are issued (incorporated by reference to Exhibit 4.2 to Avon’s Current Report on Form 8-K filed on March 4, 2008).

4.5
Fourth Supplemental Indenture, dated as of March 2, 2009, between Avon Products, Inc. and Deutsche Bank Trust Company Americas, as Trustee, with respect to the issuance of the 6.500% Notes due 2019 (incorporated by reference to Exhibit 4.2 to Avon’s Current Report on Form 8-K filed on March 2, 2009).

4.6
Sixth Supplemental Indenture, dated as of March 12, 2013, between Avon Products, Inc. and Deutsche Bank Trust Company Americas, as Trustee, with respect to the issuance of the 4.600% Notes due 2020 (incorporated by reference to Exhibit 4.3 to Avon’s Current Report on Form 8-K filed on March 13, 2013).

4.7
Seventh Supplemental Indenture, dated as of March 12, 2013, between Avon Products, Inc. and Deutsche Bank Trust Company Americas, as Trustee, with respect to the issuance of the 5.000% Notes due 2023 (incorporated by reference to Exhibit 4.4 to Avon’s Current Report on Form 8-K filed on March 13, 2013).

4.8
Eighth Supplemental Indenture, dated as of March 12, 2013, between Avon Products, Inc. and Deutsche Bank Trust Company Americas, as Trustee, with respect to the issuance of the 6.950% Notes due 2043 (incorporated by reference to Exhibit 4.5 to Avon’s Current Report on Form 8-K filed on March 13, 2013).

4.9
Senior Secured Notes Indenture, dated as of August 15, 2016, among Avon International Operations, Inc., the guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as Trustee, with respect to the issuance of the 7.875% Senior Secured Notes due 2022 (incorporated by reference to Exhibit 4.1 to Avon’s Current Report on Form 8-K filed on August 15, 2016).

4.10*	Form of debt securities.
4.11*	Form of Warrant Agreement.
4.12*	Form of Deposit Agreement.
4.13*	Form of Unit Agreement.
5.1**	Opinion of White & Case LLP.

10.1
Investment Agreement, dated as of December 17, 2015, between Avon Products, Inc. and Cleveland Apple Investor LLC (incorporated by reference to Exhibit 10.1 to Avon’s Current Report on Form 8-K filed on December 21, 2015).

10.2
Investor Rights Agreement, dated March 1, 2016, by and between, Avon Products, Inc. and Cleveland Apple Investor L.P. (incorporated by reference to Exhibit 10.1 to Avon's Current Report on Form 8-K filed on March 7, 2016).

12.1**	Statement regarding computation of Consolidated Ratio of Earnings to Fixed Charges and Consolidated Ratio of Earnings to Combined Fixed Charges and Preference Dividends.
23.1**	Consent of PricewaterhouseCoopers LLP.
23.2**	Consent of White & Case LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (included on signature page).
25.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas for debt securities.
_________

*	To be filed, if necessary, by amendment or as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.

**	Filed herewith.